Exhibit 4.5

THIS WARRANT AND THE SHARES ISSUABLE HEREUNDER HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, PLEDGED OR OTHERWISE TRANSFERRED WITHOUT AN EFFECTIVE REGISTRATION THEREOF UNDER SUCH ACT OR PURSUANT TO RULE 144 OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE CORPORATION AND ITS COUNSEL THAT SUCH REGISTRATION IS NOT REQUIRED.

WARRANT TO PURCHASE STOCK

Corporation:	HOMEAWAY, INC., a Delaware Corporation
Number of Shares:	51,429
Class of Stock:	Common Stock
Initial Exercise Price:	$0.01 per share
Issue Date:	December 18, 2008
Expiration Date:	February 15, 2012 (Subject to Section 4.1)

THIS WARRANT CERTIFIES THAT, for good and valuable consideration, the receipt of which is hereby acknowledged, COMERICA VENTURES INCORPORATED or its assignee (“Holder”) is entitled to purchase the number of fully paid and nonassessable shares of the class of securities (the “Shares”) of the corporation (the “Company”) at the initial exercise price per Share (the “Warrant Price”) all as set forth above and as adjusted pursuant to Article 2 of this warrant, subject to the provisions and upon the terms and conditions set forth in this warrant.

ARTICLE 1. EXERCISE.

1.1 Method of Exercise. Holder may exercise this warrant by delivering this warrant and a duly executed Notice of Exercise in substantially the form attached as Appendix 1 to the principal office of the Company. Unless Holder is exercising the conversion right set forth in Section 1.2, Holder shall also deliver to the Company a check for the aggregate Warrant Price for the Shares being purchased.

1.2 Conversion Right. In lieu of exercising this warrant as specified in Section 1.1, Holder may from time to time convert this warrant, in whole or in part, into a number of Shares determined by dividing (a) the aggregate fair market value of the Shares or other securities otherwise issuable upon exercise of this warrant minus the aggregate Warrant Price of such Shares by (b) the fair market value of one Share. The fair market value of the Shares shall be determined pursuant to Section 1.4.

1.3 Intentionally Omitted.

1.4 Fair Market Value. If the Shares are traded regularly in a public market, the fair market value of the Shares shall be the closing price of the Shares (or the closing price of the Company’s stock into which the Shares are convertible) reported for the business day immediately before Holder delivers its Notice of Exercise to the Company. If the Shares are not regularly traded in a public market, the Board of Directors of the Company shall determine fair market value in its reasonable good faith judgment.

1.5 Delivery of Certificate and New Warrant. Promptly after Holder exercises or converts this warrant, the Company shall deliver to Holder certificates for the Shares acquired and, if this warrant has not been fully exercised or converted and has not expired, a new warrant representing the Shares not so acquired.

1.6 Replacement of Warrants. On receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this warrant and, in the case of loss, theft or destruction, on delivery of an indemnity agreement reasonably satisfactory in form and amount to the Company or, in the case of mutilation, on surrender and cancellation of this warrant, the Company at its expense shall execute and deliver, in lieu of this warrant, a new warrant of like tenor.

1.7 Repurchase on Sale, Merger, or Consolidation of the Company.

1.7.1 “Acquisition.” For the purpose of this warrant, “Acquisition” means (a) any sale, license, or other disposition of all or substantially all of the assets (including intellectual property) of the Company, or (b) any reorganization, consolidation, merger or sale of the voting securities of the Company or any other transaction where the holders of the Company’s securities before the transaction beneficially own less than 50% of the outstanding voting securities of the surviving entity after the transaction.

1.7.2 Assumption of Warrant. If upon the closing of any Acquisition the successor entity assumes the obligations of this warrant, then this warrant shall be exercisable for the same securities, cash, and property as would be payable for the Shares issuable upon exercise of the unexercised portion of this warrant as if such Shares were outstanding on the record date for the Acquisition and subsequent closing. The Warrant Price shall be adjusted accordingly. The Company shall use reasonable efforts to cause the surviving corporation to assume the obligations of this warrant.

1.7.3 Nonassumption. If upon the closing of any Acquisition the successor entity does not assume the obligations of this warrant and Holder has not otherwise exercised this warrant in full, then Holder shall have the option either to (a) deem this warrant to have been automatically converted pursuant to Section 1.2 and thereafter Holder shall participate in the Acquisition on the same terms as other holders of the same class of securities of the Company; or (b) require the Company to purchase this warrant for cash upon the closing of the Acquisition for an amount per Share equal to one and one half (1 1/2) times the Warrant Price.

ARTICLE 2. ADJUSTMENTS TO THE SHARES.

2.1 Stock Dividends, Splits, Etc. If the Company declares or pays a dividend on its common stock payable in common stock, or other securities, subdivides the outstanding common stock into a greater amount of common stock, then upon exercise of this warrant, for each Share acquired, Holder shall receive, without cost to Holder, the total number and kind of securities to which Holder would have been entitled had Holder owned the Shares of record as of the date the dividend or subdivision occurred.

2.2 Reclassification, Exchange or Substitution. Upon any reclassification, exchange, substitution, or other event that results in a change of the number and/or class of the securities issuable upon exercise or conversion of this warrant, Holder shall be entitled to receive, upon exercise or conversion of this warrant, the number and kind of securities and property that Holder would have received for the Shares if this warrant had been exercised immediately before such reclassification, exchange, substitution, or other event. Such an event shall include any automatic conversion of the outstanding or issuable securities of the Company of the same class or series as the Shares to common stock pursuant to the terms of the Company’s Certificate of Incorporation upon the closing of a registered public offering of the Company’s common stock. The Company or its successor shall promptly issue to Holder a new warrant for such new securities or other property. The new warrant shall provide for adjustments which shall be as nearly equivalent as may be practicable to the adjustments provided for in this Article 2 including, without limitation, adjustments to the Warrant Price and to the number of securities or property issuable upon exercise of the new warrant. The provisions of this Section 2.2 shall similarly apply to successive reclassifications, exchanges, substitutions, or other events.

2.3 Adjustments for Combinations, Etc. If the outstanding Shares are combined or consolidated, by reclassification or otherwise, into a lesser number of shares, the Warrant Price shall be proportionately increased. If the outstanding Shares are combined or consolidated, by reclassification or otherwise, into a greater number of shares, the Warrant Price shall be proportionately decreased.

2.4 Adjustments for Diluting Issuances. The Warrant Price and the number of Shares issuable upon exercise of this warrant shall be subject to adjustment, from time to time, in the manner set forth on Exhibit A, if attached, in the event of Diluting Issuances (as defined on Exhibit A).

2.5 No Impairment. The Company shall not, by amendment of its Certificate of Incorporation or through a reorganization, transfer of assets, consolidation, merger, dissolution, issue, or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed under this warrant by the Company, but shall at all times in good faith assist in carrying out all the provisions of this Article 2 and in taking all such action as may be necessary or appropriate to protect Holder’s rights under this Article against impairment.

2.6 Certificate as to Adjustments. Upon each adjustment of the Warrant Price, the Company at its expense shall promptly compute such adjustment, and furnish Holder with a certificate of its Chief Financial Officer setting forth such adjustment and the facts upon which such adjustment is based. The Company shall, upon written request, furnish Holder a certificate setting forth the Warrant Price in effect upon the date thereof and the series of adjustments leading to such Warrant Price.

2.7 Fractional Shares. No fractional Shares shall be issuable upon exercise or conversion of the Warrant and the Number of Shares to be issued shall be rounded down to the nearest whole Share. If a fractional share interest arises upon any exercise or conversion of the Warrant, the Company shall eliminate such fractional share interest by paying Holder amount computed by multiplying the fractional interest by the fair market value of a full Share.

ARTICLE 3. REPRESENTATIONS AND COVENANTS OF THE COMPANY.

3.1 Representations and Warranties. The Company hereby represents and warrants to the Holder as follows:

(a) The initial Warrant Price referenced on the first page of this warrant is not greater than the fair market value of the Shares as of the date of this warrant.

(b) All Shares which may be issued upon the exercise of the purchase right represented by this warrant, and all securities, if any, issuable upon conversion of the Shares, shall, upon issuance, be duly authorized, validly issued, fully paid and nonassessable, and free of any liens and encumbrances except for restrictions on transfer provided for herein or under applicable federal and state securities laws.

(c) The Company’s capitalization table attached to this warrant is true and complete as of the Issue Date.

3.2 Notice of Certain Events. If the Company proposes at any time (a) to declare any dividend or distribution upon its common stock, whether in cash, property, stock, or other securities and whether or not a regular cash dividend; (b) to offer for subscription pro rata to the holders of any class or series of its stock any additional shares of stock of any class or series or other rights; (c) to effect any reclassification or recapitalization of common stock; or (d) to merge or consolidate with or into any other corporation, or sell, lease, license, or convey all or substantially all of its assets, or to liquidate, dissolve or wind up, then, in connection with each such event, the Company shall give Holder (1) at least 20 days prior written notice of the date on which a record will be taken for such dividend, distribution, or subscription rights (and specifying the date on which the holders of common stock will be entitled thereto) or for determining rights to vote, if any, in respect of the matters referred to in (a) and (b) above; and (2) in the case of the matters referred to in (c) and (d) above at least 20 days prior written notice of the date when the same will take place (and specifying the date on which the holders of common stock will be entitled to exchange their common stock for securities or other property deliverable upon the occurrence of such event).

3.3 Information Rights. So long as the Holder holds this warrant and/or any of the Shares, the Company shall deliver to the Holder (a) promptly after mailing, copies of all communiques to the shareholders of the Company, (b) within ninety (90) days after the end of each fiscal year of the Company, the annual audited financial statements of the Company certified by independent public accountants of recognized standing and (c) within forty-five (45) days after the end of each of the first three quarters of each fiscal year, the Company’s quarterly, unaudited financial statements.

3.4 Registration Under Securities Act of 1933, as amended. The Company agrees that the Shares or, if the Shares are convertible into common stock of the Company, such common stock, shall be subject to the registration rights set forth on Exhibit B.

ARTICLE 4. REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE HOLDER (AND ITS AFFILIATES) Representations and Warranties. With respect to the issuance of this Warrant and the acquisition of any of the Shares, Holder (and its affiliates) hereby represents and warrants to the Company as follows:

4.1.1 Purchase Entirely for Own Account. This Warrant is made with Holder (and its affiliates) in reliance upon Holder’s (and its affiliates’) representation to the Company, which by Holder’s (and its affiliates’) execution of this Warrant such Holder (and its affiliates) hereby confirms, that the Shares will be acquired for investment for Holder’s (and its affiliates’) own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that such Holder (and its affiliates) has no present intention of selling, granting any participation in, or otherwise distributing the same. By executing this Warrant, Holder (and its affiliates) further represents that Holder (and its affiliates) does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such person or to any third person with respect to any of the Shares.

4.1.2 Reliance upon Holder’s (and its affiliates’) Representations. Holder (and its affiliates) understands that the Shares are not registered under the Securities Act of 1933, as amended (the “Securities Act”), on the ground that the sale provided for in this Agreement and the issuance of the Shares hereunder is exempt from registration under the Securities Act pursuant to Section 4(2) thereof, and that the Company’s reliance on such exemption is predicated on the Investors’ representations set forth herein.

4.1.3 Investment Experience; Economic Risk. Holder (and its affiliates) understands that the Company has a limited financial and operating history and that an investment in the Company involves substantial risks. Holder (and its affiliates) is experienced in evaluating and investing in private placement transactions of securities of companies in a similar stage of development to that of the Company and acknowledges that Holder (and its affiliates) is able to fend for itself. Holder (and its affiliates) has such knowledge and experience in financial and business matters that Holder (and its affiliates) is capable of evaluating the merits and risks of the investment in the Shares. Holder (and its affiliates) can bear the economic risk of such Investor’s investment and is able, without impairing Holder’s (and its affiliates’) financial condition, to hold the Shares for an indefinite period of time and to suffer a complete loss of Holder’s (and its affiliates’) investment.

4.1.4 Accredited Investor Status. Holder (and its affiliates) is an “accredited investor” within the meaning of Regulation D, Rule 501(a), promulgated under the Securities Act.

4.1.5 Restricted Securities. Holder (and its affiliates) understands that the Shares are characterized as “restricted securities” under the federal securities laws inasmuch as they are being acquired from the Company in a transaction not involving a public offering and that under such federal securities laws and applicable regulations such Shares may be resold without registration under the Securities Act only in certain limited circumstances. In this connection, Holder (and its affiliates) represents that it is aware of the provisions of Rule 144 promulgated under the Securities Act which permit limited resale of shares purchased in a private placement subject to the satisfaction of certain conditions, including, among other things, the existence of a public market for the shares, the availability of certain current public information about the Company, the resale occurring not less than one year after a party has purchased and paid for the security to be sold, the sale being effected through a “broker’s transaction” or in transactions directly with a “market maker” and the number of shares being sold during any three-month period not exceeding specified limitations.

4.2 “Market Stand-Off” Agreement. Holder (and its affiliates) hereby agrees that it will not, without the prior written consent of the managing underwriter, during the period commencing on the date of the final prospectus relating to the Company’s initial public offering and ending on the date specified by the Company and the managing underwriter (such period not to exceed one hundred eighty (180) calendar days) (i) lend, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any securities of the Company, including (without limitation) shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock (whether now owned or hereafter acquired) or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any securities of the Company, including (without limitation) shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock (whether now owned or hereafter acquired), whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of securities, in cash or otherwise. The foregoing covenants shall apply only to the Company’s initial public offering of equity securities, shall not apply to the sale of any shares by Holder (or its affiliates) to an underwriter pursuant to an underwriting agreement and shall only be applicable Holder (and its affiliates) if all the Company’s executive officers, directors and greater than five percent (5%) stockholders enter into similar agreements. Holder (and its affiliates) agrees to execute an agreement(s) reflecting (i) and (ii) above as may be requested by the managing underwriters at the time of the initial public offering, and further agrees that the Company may impose stop transfer instructions with its transfer agent in order to enforce the covenants in (i) and (ii) above. The underwriters in connection with the Company’s initial public offering are intended third party beneficiaries of the covenants in this Section 4.2 and shall have the right, power and authority to enforce such covenants as though they were a party hereto.

ARTICLE 5. MISCELLANEOUS.

5.1 Term: Notice of Expiration. This warrant is exercisable in whole or in part, at any time and from time to time on or before the Expiration Date set forth above; provided, however, that if the Company completes its initial public offering within the three-year period immediately prior to the Expiration Date, the Expiration Date shall automatically be extended until the third anniversary of the effective date of the Company’s initial public offering. If this warrant has not been exercised prior to the Expiration Date, this warrant shall be deemed to have been automatically exercised on the Expiration Date by “cashless” conversion pursuant to Section 1.2.

5.2 Legends. This warrant and the Shares (and the securities issuable, directly or indirectly, upon conversion of the Shares, if any) shall be imprinted with a legend in substantially the following form:

THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, PLEDGED OR OTHERWISE TRANSFERRED WITHOUT AN EFFECTIVE REGISTRATION THEREOF UNDER SUCH ACT OR PURSUANT TO RULE 144 OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE CORPORATION AND ITS COUNSEL THAT SUCH REGISTRATION IS NOT REQUIRED.

THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A LOCK-UP PERIOD OF UP TO 180 DAYS FOLLOWING THE EFFECTIVE DATE OF A REGISTRATION STATEMENT OF THE COMPANY FILED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AS SET FORTH IN THAT CERTAIN WARRANT BETWEEN THE CORPORATION AND THE ORIGINAL HOLDER OF THESE SHARES, A COPY OF WHICH MAY BE OBTAINED AT THE CORPORATION’S PRINCIPAL OFFICE. SUCH LOCK-UP PERIOD IS BINDING ON TRANSFEREES OF THESE SHARES.

5.3 Compliance with Securities Laws on Transfer. This warrant and the Shares issuable upon exercise of this warrant (and the securities issuable, directly or indirectly, upon conversion of the Shares, if any) may not be transferred or assigned in whole or in part without compliance with applicable federal and state securities laws by the transferor and the transferee (including, without limitation, the delivery of investment representation letters and legal opinions reasonably satisfactory to the Company). The Company shall not require Holder to provide an opinion of counsel if the transfer is to an affiliate of Holder or if there is no material question as to the availability of current information as referenced in Rule 144(c), Holder represents that it has complied with Rule 144(d) and (e) in reasonable detail, the selling broker represents that it has complied with Rule 144(f), and the Company is provided with a copy of Holder’s notice of proposed sale.

5.4 Transfer Procedure. Subject to the provisions of Section 4.3, Holder may transfer all or part of this warrant or the Shares issuable upon exercise of this warrant (or the securities issuable, directly or indirectly, upon conversion of the Shares, if any) by giving the Company notice of the portion of the warrant being transferred setting forth the name, address and taxpayer identification number of the transferee and surrendering this warrant to the Company for reissuance to the transferee(s) (and Holder, if applicable); provided, however, that Holder may transfer all or part of this warrant to its affiliates, including, without limitation, Comerica Incorporated, at any time without notice to the Company, and such affiliate shall then be entitled to all the rights of Holder under this warrant and any related agreements, and the Company shall cooperate fully in ensuring that any stock issued upon exercise of this warrant is issued in the name of the affiliate that exercises the warrant. The terms and conditions of this warrant shall inure to the benefit of, and be binding upon, the Company and the holders hereof and their respective permitted successors and assigns. Unless the Company is filing financial information with the SEC pursuant to the Securities Exchange Act of 1934, the Company shall have the right to refuse to transfer any portion of this warrant to any person who directly competes with the Company.

5.5 Notices. All notices and other communications from the Company to the Holder, or vice versa, shall be deemed delivered and effective when given personally or mailed by first-class registered or certified mail, postage prepaid, at such address as may have been furnished to the Company or the Holder, as the case may be, in writing by the Company or such Holder from time to time. All notices to the Holder shall be addressed as follows:

Comerica Ventures Incorporated

Attn: Cathrine Steenstrup

1717 Main St., 5th Floor

Mail Code 6406 Dallas, TX 75201

(214) 462-6844

5.6 Amendments. This warrant and any term hereof may be changed, waived, discharged or terminated only by an instrument in writing signed by the party against which enforcement of such change, waiver, discharge or termination is sought.

5.7 Attorneys’ Fees. In the event of any dispute between the parties concerning the terms and provisions of this warrant, the party prevailing in such dispute shall be entitled to collect from the other party all costs incurred in such dispute, including reasonable attorneys’ fees.

5.8 Governing Law. This warrant shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to its principles regarding conflicts of law.

HOMEAWAY, INC.

By:	/s/ Lynn Atchison

Name:	Lynn Atchison

Title:	Chief Financial Officer

COMERICA VENTURES INCORPORATED or Registered Assignee

By:	/s/ Catherine Steenstrup

Name:	Catherine Steenstrup

Title:	Vice President

Authorized signatories under Corporate Resolutions to Borrow or an authorized signer(s) under a resolution covering warrants must sign the warrant.

APPENDIX 1

NOTICE OF EXERCISE

1. The undersigned hereby elects to purchase                          shares of the                          stock of HOMEAWAY, INC. pursuant to the terms of the attached warrant, and tenders herewith payment of the purchase price of such shares in full.

1. The undersigned hereby elects to convert the attached warrant into shares in the manner specified in the warrant. This conversion is exercised with respect to                          of the shares covered by the warrant.

[Strike paragraph that does not apply.]

2. Please issue a certificate or certificates representing said shares in the name of the undersigned or in such other name as is specified below:

Comerica Ventures Incorporated

Attn: Mark Wietchy

201 W. Fort St., 3rd Floor

Mail Code 3137

Detroit, MI 48226

(313) 222-5580

3. The undersigned represents it is acquiring the shares solely for its own account and not as a nominee for any other party and not with a view toward the resale or distribution thereof except in compliance with applicable securities laws.

COMERICA VENTURES INCORPORATED or Registered Assignee

(Signature)

(Date)

EXHIBIT A

COMERICA VENTURES INCORPORATED

ANTI-DILUTION AGREEMENT

(for Common Stock Warrants)

This Anti-dilution Agreement is entered into as of December 18, 2008, by and between Comerica Ventures Incorporated (“Holder”) and HomeAway, Inc. (“the Company”).

RECITALS

A. Concurrently with the execution of this Anti-dilution Agreement, the Company is issuing to Holder a Warrant to Purchase Stock (the “Warrant”) pursuant to which Holder has the right to acquire from the Company the Shares (as defined in the Warrant).

B. By this Anti-dilution Agreement, Holder and the Company desire to set forth the adjustment in the number of Shares issuable upon exercise of the Warrant as a result of a Diluting Issuance (as defined below).

C. Capitalized terms used herein shall have the same meaning as set forth in the Warrant.

NOW, THEREFORE, in consideration of the mutual promises, covenants and conditions hereinafter set forth, the parties hereto mutually agree as follows:

1. Definitions. As used in this Anti-dilution Agreement, the following terms have the following respective meanings:

(a) “Option” means any right, option or warrant to subscribe for, purchase or otherwise acquire common stock or Convertible Securities.

(b) “Convertible Securities” means any evidences of indebtedness, shares of stock or other securities directly or indirectly convertible into or exchangeable for common stock.

(c) “Issue” means to grant, issue, sell, assume or fix a record date for determining persons entitled to receive any security (including Options), whichever of the foregoing is the first to occur.

(d) “Additional Common Shares” means all common stock (including reissued shares) Issued (or deemed to be issued pursuant to Section 2) by the Company after the date of the Warrant, other than:

(i) shares of Common Stock issued (or deemed to be issued pursuant to Section 2) pursuant to an event or transaction described in Sections 2.1 and 2.2 of the Warrant;

(ii) shares of Common Stock issued or issuable upon conversion of any series of Preferred Stock;

(iii) shares of Common Stock issued (or deemed to be issued pursuant to Section 2) to the Company’s employees, officers, directors, consultants, advisors or services providers pursuant to any plan, agreement or similar arrangement approved by the Corporation’s Board of Directors;

(iv) shares of Common Stock issued (or deemed to have been issued pursuant to Section 2) to banks or equipment lessors, provided such issuance is approved by the Company’s Board of Directors;

(v) shares of Common Stock issued (or deemed to have been issued pursuant to Section 2) in connection with sponsored research, collaboration, technology license, development, OEM, marketing or other similar agreements or strategic partnerships, provided such issuance is approved by the Company’s Board of Directors;

(vi) shares of Common Stock issued (or deemed to have been issued pursuant to Section 2) in connection with a bona fide business acquisition of or by the Corporation (whether by merger, consolidation, sale of assets, sale or exchange of stock or otherwise), provided such acquisition is approved by the Company’s Board of Directors;

(vii) shares of Common Stock issued in a firm commitment underwritten public offering pursuant to an effective registration statement under the Securities Act; or

(viii) shares of Common Stock issued (or deemed to have been issued pursuant to Section 2) for any purpose up to a maximum of 100,000 shares of Common Stock (net of any cancellations, expirations or repurchases and as adjusted for any stock dividend, stock split or combination with respect to such shares), provided such issuance is unanimously approved by the Company’s Board of Directors.

2. Deemed Issuance of Additional Common Shares. The shares of common stock ultimately Issuable upon exercise of an Option (including the shares of common stock ultimately Issuable upon conversion or exercise of a Convertible Security Issuable pursuant to an Option) are deemed to be Issued when the Option is Issued. The shares of common stock ultimately Issuable upon conversion or exercise of a Convertible Security (other than a Convertible Security Issued pursuant to an Option) shall be deemed Issued upon Issuance of the Convertible Security. The maximum amount of common stock Issuable is determined without regard to any future adjustments permitted under the instrument creating the Options or Convertible Securities.

3. Adjustment of Warrant Price for Diluting Issuances.

3.1 Weighted Average Adjustment. If the Company issues Additional Common Shares after the date of the Warrant and the consideration per Additional Common Share (determined pursuant to Section 9) is less than the Warrant Price in effect immediately before such Issue (a “Diluting Issuance”), the Warrant Price in effect immediately before such Issuance of Additional Common Shares shall be reduced, concurrently with such Issuance, to a price (calculated to the nearest hundredth of a cent) determined by multiplying the Warrant Price by a fraction:

(a) the numerator of which is the amount of common stock outstanding immediately before such Issuance of Additional Common Shares plus the amount of common stock that the aggregate consideration received by Company for the Additional Common Shares would purchase at the Warrant Price in effect immediately before such Issuance of Additional Common Shares, and

(b) the denominator of which is the amount of common stock outstanding immediately before such Issue plus the number of such Additional Common Shares.

3.2 Adjustment of Number of Shares. Upon each adjustment of the Warrant Price, the number of Shares Issuable upon exercise of the Warrant shall be increased to equal the quotient obtained by dividing (a) the product resulting from multiplying (i) the number of Shares Issuable upon exercise of the Warrant and (ii) the Warrant Price, in each case as in effect immediately before such adjustment, by (b) the adjusted Warrant Price.

3.3 Securities Deemed Outstanding. For the purpose of this Section 3, all securities Issuable upon exercise of any outstanding Convertible Securities or Options, Warrants, or other rights to acquire securities of the Company shall be deemed to be outstanding.

4. No Adjustment for Issuances Following Deemed Issuances. No adjustment to the Warrant Price shall be made upon the exercise of Options or conversion of Convertible Securities.

5. Adjustment Following Changes in Terms of Options or Convertible Securities. If the consideration payable to, or the amount of common stock Issuable by, the Company increases or decreases, respectively, pursuant to the terms of any outstanding Options or Convertible Securities (unless such Options or Convertible Securities were merely deemed to be included in the numerator and denominator for purposes of Section 3.3), the Warrant Price shall be recomputed to reflect such increase or decrease. The recomputation shall be made as of the time of the Issuance of the Options or Convertible Securities. Any changes in the Warrant Price that occurred after such Issuance because other Additional Common Shares were Issued or deemed Issued shall also be recomputed.

6. Recomputation Upon Expiration of Options or Convertible Securities. The Warrant Price computed upon the original Issue of any Options or Convertible Securities, and any subsequent adjustments based thereon, shall be recomputed when any Options or rights of conversion under Convertible Securities expire without having been exercised (unless such Options or Convertible Securities were merely deemed to be included in the numerator and denominator for purposes of Section 3.3). In the case of Convertible Securities or Options for common stock, the Warrant Price shall be recomputed as if the only Additional Common Shares Issued were the shares of common stock actually Issued upon the exercise of such securities, if any, and as if the only consideration received therefor was the consideration actually received upon the Issue, exercise or conversion of the Options or Convertible Securities. In the case of Options for Convertible Securities, the Warrant Price shall be recomputed as if the only Convertible Securities Issued were the Convertible Securities actually Issued upon the exercise thereof, if any, and as if the only consideration received therefor was the consideration actually received by the Company (determined pursuant to Section 9), if any, upon the Issue of the Options for the Convertible Securities.

7. Limit on Readjustments. No readjustment of the Warrant Price pursuant to Sections 5 or 6 shall increase the Warrant Price more than the amount of any decrease made in respect of the Issue of any Options or Convertible Securities.

8. 30 Day Options. In the case of any Options that expire by their terms not more than 30 days after the date of Issue thereof, no adjustment of the Warrant Price shall be made until the expiration or exercise of all such Options.

9. Computation of Consideration. The consideration received by the Company for the Issue of any Additional Common Shares shall be computed as follows:

(a) Cash shall be valued at the amount of cash received by the Corporation, excluding amounts paid or payable for accrued interest or accrued dividends.

(b) Property. Property, other than cash, shall be computed at the fair market value thereof at the time of the Issue as determined in good faith by the Board of Directors of the Company.

(c) Mixed Consideration. The consideration for Additional Common Shares Issued together with other property of the Company for consideration that covers both shall be determined in good faith by the Board of Directors.

(d) Options and Convertible Securities. The consideration per Additional Common Share for Options and Convertible Securities shall be determined by dividing:

(i) the total amount, if any, received or receivable by the Company for the Issue of the Options or Convertible Securities, plus the minimum amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Company upon exercise of the Options or conversion of the Convertible Securities, by

(ii) the maximum amount of common stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) ultimately Issuable upon the exercise of such Options or the conversion of such Convertible Securities.

10. General.

10.1 Governing Law. This Anti-dilution Agreement shall be governed in all respects by the laws of the State of Delaware as such laws are applied to agreements between Delaware residents entered into and to be performed entirely within Delaware.

10.2 Successors and Assigns. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto.

10.3 Entire Agreement. Except as set forth below, this Anti-dilution Agreement and the other documents delivered pursuant hereto constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and thereof.

10.4 Notices, etc. All notices and other communications required or permitted hereunder shall be in writing and shall be mailed by first class mail, postage prepaid, certified or registered mail, return receipt requested, addressed (a) if to Holder at Holder’s address as set forth below, or at such other address as Holder shall have furnished to the Company in writing, or (b) if to the Company, at the Company’s address set forth below, or at such other address as the Company shall have furnished to the Holder in writing.

10.5 Severability. In case any provision of this Anti-dilution Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions of this Anti-dilution Agreement shall not in any way be affected or impaired thereby.

10.6 Titles and Subtitles. The titles of the sections and subsections of this Anti-dilution Agreement are for convenience of reference only and are not to be considered in construing this Anti-dilution Agreement.

10.7 Counterparts. This Anti-dilution Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

HOLDER		ISSUER

COMERICA VENTURES INCORPORATED		HOMEAWAY, INC.

By:	/s/ Catherine Steenstrup	By:	/s/ Lynn Atchison

Name:	Catherine Steenstrup

Title:	Vice President	Title:	Chief Financial Officer

Address:	1717 Main Street, 5th Floor	Address:	3801 S. Capital of Texas Highway, #150
	Dallas, TX 75201		Austin, TX 78704

EXHIBIT B

Registration Rights

The Shares (if common stock), or the common stock issuable upon conversion of the Shares, shall be deemed “registrable securities” or otherwise entitled to “piggy back” registration rights in accordance with the terms of the following agreement (the “Agreement”) between the Company and its investor(s):

Amended and Restated Investors’ Rights Agreement dated October 23, 2008, by and among the Company and the Investors set forth therein

The Company agrees that no amendments will be made to the Agreement, which would have an adverse impact on Holder’s registration rights thereunder without the consent of Holder, unless such amendment affects all other parties to the Agreement in the same manner. By acceptance of the Warrant to which this Exhibit B is attached, Holder shall be deemed to be a party to the Agreement and shall be subject to all of the restrictions set forth therein.

If no Agreement exists, then the Company and the Holder shall enter into Holder’s standard form of Registration Rights Agreement as in effect on the Issue Date of the Warrant.